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                                 EXHIBIT 8.1.1.


MORGAN BEAUMONT, INC. ANNOUNCES CONTRACT WITH THE URBAN NETWORK
Monday October 25, 2004 02:36 PM US Eastern Timezone

SARASOTA, Fla.--(BUSINESS WIRE)--Oct 25, 2004--Morgan Beaumont, Inc., a premier provider of Stored Value and Debit Card Solutions announced today that it has signed a contract with The Urban Network, a media company, to utilize Morgan's POS software and national cash loading network to offer Stored Value and Debit Cards to The Urban Network customers. Through this agreement, The Urban Network will be able to offer Stored Value and Debit Cards to its customer base, focusing on programs that have powerful brand name recognition.

Cliff Wildes, Chief Executive Officer and Founder of Morgan Beaumont said, "We are extremely pleased to be associated with Urban Network to bring valuable consumer product such as Stored Value Visa and MasterCard cards to their readership and audience." Wildes went on to say, "Now that Morgan Beaumont, Inc. and Urban Network have entered into a contract in accordance with our previously announced Letter of Intent, we are pleased to be moving our strategic relationship ahead and anticipate that our marketing initiatives will start as early as November in various print and media ads."

Miller London, CEO/Publisher of the Urban Network said, "This is an exciting new venture for the Urban Network, and we feel that this association will help us bring the consumer closer the Urban Network Brand and its products and services. Our goal is to be able to service the urban community, which we feel is made up of not only African Americans, but Latinos and all others that are influenced by the urban lifestyle. It is our hope that through this relationship with Morgan Beaumont we will be able to offer not only debit cards but Stored Value Visa/MasterCards."

Morgan Beaumont, Inc. (OTCBB: MBEU) is a Technology Solutions Company located in Sarasota Florida. Morgan is one of the premier providers of Stored Value and Debit Card Solutions in the United States. The company has developed POS and PC based software that connects merchants with multiple Stored Value Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company also has a national network of Stored Value and Debit Card load stations located throughout the United States. To learn more about Morgan Beaumont, please visit www.morganbeaumont.com.

The Urban Network is a media company based in Los Angeles. The Urban Network is one of the premier publications and online portals that bridges the entire urban community and its lifestyle. The Urban Network includes print media, Internet radio stations, online media, an annual industry conference, an industry music guide, an email newsletter, and the Urban Network Rewards Stored Value Visa/MasterCard. For more information, go to www.urbannetwork.com.

Media Contacts:
Morgan Beaumont Inc., Sarasota
Erik Jensen, 941-753-2875 x2007
or
The Urban Network
Miller London, 213-388-4155 x101

"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995:

Statements about the expected future prospects of our business, our outlook for earnings per share in 2004, statements about our outlook for internal revenue growth in 2004 and 2005, and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software

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and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.